For Immediate Release         Contact Jill Becher
January 2, 2003               Corporate Communications            [Cobalt Logo]
                              (414) 226-5413

                      COBALT CORPORATION ACQUIRES CMS, INC.

     (Milwaukee, Wis.) - Cobalt Corporation (NYSE: CBZ) announced today it has acquired Claim Management Services, Inc. (CMS), a third party administrator
(TPA) for self-funded employee benefit plans, based in Green Bay, Wis. The company acquired CMS from West Bend Mutual Insurance Company.

     CMS administers benefit plans for approximately 220,000 members throughout the United States. Some of the services CMS offers are medical and dental claim administration; medical case management and utilization review; billing and eligibility administration; and HIPAA and COBRA administration. CMS employs 280 people at offices in Green Bay and West Bend, Wis. No staffing changes are planned at this time.

     "The addition of 220,000 members represents an 18 percent growth on our existing 1.2 million membership base. This acquisition demonstrates Cobalt's commitment to profitable growth in our core businesses," said Stephen E. Bablitch, chairman and chief executive officer of Cobalt Corporation. "Cobalt financed the acquisition by a combination of cash and American Medical Security Group (NYSE: AMZ) common stock from our existing portfolio."

     "This acquisition provides an opportunity for Cobalt Corporation to expand the services that we offer customers in Wisconsin and throughout the country," said Michael Bernstein, president and chief operating officer of Cobalt Corporation. "CMS is a high quality third party administrator, which strengthens our commitment to providing best-in-class service to our customers."

     "The acquisition of CMS by Cobalt Corporation is viewed as very positive by the clients and employees of CMS," said Tom Casper, president of CMS. "As a member of a family of health care companies we will be able to expand our product offerings, which will allow for CMS to grow significantly while still retaining the independence that has made us unique in the self-insured arena."

     A third party administrator is an organization that administers health care benefits, mostly for self-insured employers. Many employers, particularly large employers, self-fund their insurance coverage and often buy insurance for catastrophic costs, generally referred to as stop-loss coverage. Other employers use a more traditional, fully insured product, where the entire risk of the coverage is placed on the insurance company and not on the employer.

     Cobalt Corporation is the Blue Cross and Blue Shield licensee for the state of Wisconsin and an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading, publicly traded health care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee and formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc., Cobalt Corporation (NYSE: CBZ) serves 1.4 million lives in 50 states. For more information, visit our Web site at www.cobaltcorporation.com

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